EXHIBIT 99.1

A.M. CASTLE & CO.	1420 Kensington Road Suite 220 Oak Brook, IL 60523 P: (847) 455-7111 F: (847) 241-8171

For Further Information:

-At ALPHA IR-
Analyst Contact
Monica Gupta or Nick Hughes
(312) 445-2870
Email: CAS@alpha-ir.com
Traded: NYSE (CAS)

FOR IMMEDIATE RELEASE
MONDAY, MARCH 14, 2015

 A. M. CASTLE & CO. REPORTS FOURTH QUARTER AND YEAR END 2015 RESULTS

Completed Operational Restructure and Refinance of Senior Secured Notes
Positioned for Long-Term Growth with Improved Profitability and Liquidity Profile
Executed Agreement for Sale of Total Plastics, Inc. Subsidiary

OAK BROOK, IL, MARCH 14th - A. M. Castle & Co. (NYSE:CAS) (“the Company” or “Castle”), a global distributor of specialty metal and plastic products, value-added services and supply chain solutions, today reported financial results for the fourth quarter and year ended December 31, 2015.

President and CEO Steve Scheinkman commented, “When I was appointed CEO of Castle just under a year ago, there were questions about the long-term viability of the Company. Our cost structure was not aligned with the outlook for the business and the macroeconomic environment, our management structure was not conducive to nimble, customer-focused action at our branches, and the business had limited liquidity, all with more than $200 million of debt quickly approaching maturity. In light of this, we took bold action during the year to operationally restructure our Company and strategically refinance our debt with an objective to improve profitability and better position Castle for long-term growth.”
Summary of Key Accomplishments:

•	Completed operational restructuring plan including consolidation of seven facilities, on time and within budget

•	Reconfigured management structure and philosophy to focus on branch accountability and customer responsiveness

•	Aligned corporate teams to ensure best practices in purchasing and management of inventory

•	Refinanced Senior Secured Notes due in December 2016

◦	Overwhelming 97% participation in private exchange offer for new Senior Secured Notes due December 2018

◦	Maintained ability to prepay the new Senior Secured Notes without penalty

•	Executed Transaction Support Agreements with 89.7% of holders to exchange Convertible Notes due December 2017

◦	Upon completion, provides 30% discount in principal amount and 1.75% reduction in coupon rate

◦	New Convertible Notes provide ability, in certain circumstances, for the Company to initiate conversion into equity

•	Completed sale of vast majority of remaining energy-related inventory and closure of Houston and Edmonton facilities that generated significant operating and non-cash losses in 2015

•	Entered into sale agreement for subsidiary, Total Plastics, Inc. which will provide significant additional debt reduction upon closing scheduled for this week
Scheinkman further added, “We have substantially completed the initiatives promised by the new Castle management team 11 months ago, when I took the reins as CEO. Further, fulfilling the commitments made earlier this year, we have completed the sale

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of a vast majority of our remaining energy-related inventory and have signed an agreement to sell our Total Plastics, Inc. subsidiary, which we expect to close later this week. With the proceeds from these sales, we will reduce our debt and improve our capital structure for the long-term. In addition, the closure of our facilities in Houston and Edmonton substantially reduces our exposure to the energy markets and immediately eliminates facilities that generated significant operating and non-cash losses in 2015. While our restructuring activities created a temporary headwind at certain branches, we believe our market position in the aerospace and industrial channels we serve will allow us to grow our business as we continue to execute our plan step-by-step, which we believe demonstrates that Castle’s financial stability is as solid as our reputation for high standards of safety, quality, delivery performance, and customer focus. We are now excited to be able to turn our attention to commercial activities to return to profitability.”
Change in Accounting for Inventory Costing
During the fourth quarter 2015, the Company elected to change its method of costing for its U.S. metals inventory to the average cost method from the last-in first-out (LIFO) method. Prior to this change in accounting principle, at December 31, 2014, approximately 68% of the Company’s inventories were valued at the lower of LIFO cost or market. The Company applied this change in method of costing for its U.S. metals inventory by retrospectively adjusting the prior period financial statements. The cumulative effect of this accounting change resulted in a $84.1 million after-tax increase in retained earnings as of January 1, 2013. The financial results that follow reflect the retrospective application of this change in accounting principle.
Fourth Quarter and Full Year 2015 Results
Consolidated net sales were $164.2 million for the fourth quarter 2015 compared to $231.5 million in the fourth quarter 2014. The Company reported a fourth quarter 2015 net loss of $119.7 million, or a loss of $5.08 per diluted share, compared to a net loss of $29.7 million, or a loss of $1.27 per diluted share, in the prior year period. Adjusted non-GAAP net loss, which excludes restructuring activity, asset impairment charges, and other items reconciled in the tables below, for the fourth quarter 2015 was $27.9 million compared to adjusted non-GAAP net loss of $29.3 million in the fourth quarter 2014. The Company reported fourth quarter 2015 negative EBITDA of $104.8 million, compared to negative EBITDA of $17.6 million in the fourth quarter 2014. Fourth quarter 2015 and fourth quarter 2014 results were impacted by $1.8 million and $2.9 million of foreign currency transaction losses in each of those quarters, respectively. In addition, $1.3 million from equity in the losses of the Company's joint venture negatively impacted the fourth quarter 2015 results compared to the fourth quarter 2014, which was positively impacted by $1.8 million from equity in the earnings of the Company's joint venture. Exclusive of restructuring activity and other items reconciled in the tables below, the Company reported a fourth quarter 2015 negative adjusted EBITDA of $13.0 million compared with negative adjusted EBITDA of $17.0 million in the fourth quarter 2014.

The fourth quarter and full year 2015 results include the impact of the Company's decision to sell the inventory and cease operations at its facilities in Houston and Edmonton, which primarily service the oil and gas industries. As a result of this decision, the fourth quarter 2015 reported net loss included a $33.7 million non-cash intangible assets impairment charge and a $61.5 million non-cash charge for the write-down of inventory and purchase commitments at these facilities.

Total restructuring activity recorded during the fourth quarter of 2015, including a $3.3 million charge reflected in cost of materials, resulted in income of $5.3 million compared to expense from restructuring activity of $0.5 million in the prior year period. Full year restructuring charges, including a $25.6 million charge for the write-down of inventory included in cost of materials and excluding the gain on the sale of facilities of $16.0 million, were $50.6 million. Of the full year restructuring charges, $22.2 represented cash charges including an estimated $5.5 million charge from the withdrawal of a multi-employer pension plan that may be paid over 20 years. Both the total restructuring charges and total cash charges for the year were in-line with management's original estimates.

“The operational restructuring plan announced in April 2015 and put in place throughout the year is now complete,” said Pat Anderson, Executive Vice President and CFO. “We believe our lower cost structure and improved capital structure as the result of our recent strategic refinancing will support improved cash flow, operating margin, and EBITDA performance going forward.”

Net sales from the Metals segment during the fourth quarter 2015 were $132.5 million, which was 33.0% lower than the fourth quarter 2014 and 12.0% lower than the third quarter 2015. Tons sold per day were down 36.3% compared to the fourth quarter 2014 and down 11.4% compared to the third quarter 2015. Average selling price per ton sold was up 0.9% from the fourth quarter 2014 and up 1.7% from the third quarter 2015. The fourth quarter 2015 benefited from a favorable product mix which offset some of the impact of unfavorable volume shipped compared to both the fourth quarter 2014 and the third quarter 2015. In the Plastics segment, fourth quarter 2015 net sales were $31.7 million, which was 5.9% lower compared to the fourth quarter 2014 and 7.2% lower compared to the third quarter 2015. The decrease in Plastics segment sales was mainly a result of lower demand in the automotive and life sciences sectors amplified by raw material pricing declines across most plastics product lines.

Consolidated gross material margins were negative 16.7% in the fourth quarter 2015 compared to positive 20.0% in the fourth quarter 2014. The negative gross material margin in the fourth quarter 2015 was impacted by the $61.5 million non-cash charge

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for the write-down of inventory and purchase commitments at the Company's Houston and Edmonton locations, as discussed above, and a $3.3 million charge related to restructuring activity in the fourth quarter 2015. Excluding these charges, consolidated adjusted gross material margin in the fourth quarter 2015 was positive 22.8%.

Excluding net restructuring income of $8.6 million and the impairment of intangible assets of $33.7 million, operating expenses were $55.5 million, or 33.8% of net sales, in the fourth quarter 2015, compared to $68.8 million, or 29.7% of net sales in fourth quarter 2014 (excluding net restructuring expense of $0.5 million), and $57.8 million, or 31.3% of net sales, in the third quarter 2015 (excluding net restructuring expense of $1.2 million).

Full year 2015 consolidated net sales were $770.8 million compared to $979.8 million in 2014. The Company reported a net loss of $209.8 million in 2015, or a loss of $8.91 per diluted share, compared to a net loss in 2014 of $119.4 million, or a loss of $5.11 per diluted share. The net loss in 2015 included a $33.7 million non-cash intangible assets impairment charge and the $61.5 million non-cash charge recorded in cost of materials for the write-down of inventory and purchase commitments related to the Company's decision to sell the inventory and cease operations in its Houston and Edmonton facilities. The net loss in 2014 included a $56.2 million non-cash goodwill impairment charge. Adjusted non-GAAP net loss for 2015 was $78.0 million compared to adjusted non-GAAP net loss of $71.2 million in 2014. Including the non-cash intangible asset and goodwill impairment charges in 2015 and 2014, respectively, the Company reported a 2015 negative EBITDA of $164.6 million, compared to a 2014 negative EBITDA of $73.4 million. Negative adjusted EBITDA for 2015 was $32.8 million compared to negative adjusted EBITDA of $21.5 million in 2014.

Net cash used in operations was $22.1 million during 2015, compared to net cash used in operations of $75.1 million during 2014. The $53.0 million improvement in net cash used in operations from 2014 to 2015 was largely attributable to a significant decrease in inventory during the year. Inventory decreased by $124.2 million. Included within this reduction in inventory was $80.8 million in non-cash reserve adjustments and non-cash write-downs of inventory during the year. The Company had $66.1 million of borrowings outstanding under its revolving credit facility at December 31, 2015, and $30.1 million of additional unrestricted borrowing capacity available under the terms of the revolving credit facility. There were $59.2 million in borrowings under the revolving credit facility at December 31, 2014, and $68.3 million at September 30, 2015. The Company’s net debt-to-capital ratio was 84.2% at December 31, 2015, compared to 53.6% at December 31, 2014. Total debt outstanding, net of unamortized discount, was $321.8 million at December 31, 2015 and $310.1 million at December 31, 2014. Total debt outstanding, net of unamortized discount, was $322.7 million at September 30, 2015. Refer to the ‘Total Debt’ table below for details related to the Company’s outstanding debt obligations.

Scheinkman concluded, “2015 was a year of significant change for Castle, and my leadership team and I could not have been more pleased with the outcome of the actions we have taken to operationally and financially restructure our Company, allowing us to be more competitive in the core Metals markets we serve even in this challenging market environment. Going forward, we are able to focus our undivided attention on our customers and suppliers to provide supply chain solutions to address their needs. Our goal is to become even more responsive to the needs of our customers, while continuing to fine-tune our cost structure on a branch-by-branch basis.  Most importantly, we believe that we are now positioned take advantage of opportunities that will be available as market cycles begin to turn.”

Webcast Information
Management will hold a conference call at 11:00 a.m. ET today to review the Company's results for the fourth quarter and full year ended December 31, 2015 and discuss market conditions and business outlook. The call can be accessed via the internet live or as a replay. Those who would like to listen to the call may access the webcast through a link on the investor relations page of the Company’s website at http://www.castlemetals.com/investors or by calling (800) 774-6070 or (630) 691-2753 and citing code 9086 056#.

An archived version of the conference call webcast will be available for replay at the link above approximately three hours following its conclusion, and will remain available until the next earnings conference call.

About A. M. Castle & Co.
Founded in 1890, A. M. Castle & Co. is a global distributor of specialty metal and plastic products and supply chain services, principally serving the producer durable equipment, commercial aircraft, heavy equipment, industrial goods, construction equipment, oil and gas, retail, marine and automotive sectors of the global economy. Its customer base includes many Fortune 500 companies as well as thousands of medium and smaller-sized firms spread across a variety of industries. Within its metals business, it specializes in the distribution of alloy and stainless steels; nickel alloys; aluminum and carbon. Through its wholly-owned subsidiary, Total Plastics, Inc., the Company also distributes a broad range of value-added industrial plastics. Together, Castle and its affiliated companies operate out of 41 service centers located throughout North America, Europe and Asia. Its common stock is traded on the New York Stock Exchange under the ticker symbol "CAS".

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Regulation G Disclosure
This release and the financial statements included in this release include non-GAAP financial measures. The non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. However, we believe that non-GAAP reporting, giving effect to the adjustments shown in the reconciliation contained in this release and in the attached financial statements, provides meaningful information and therefore we use it to supplement our GAAP reporting and guidance. Management often uses this information to assess and measure the performance of our business. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the reconciliations and to assist with period-over-period comparisons of such operations. The exclusion of the charges indicated herein from the non-GAAP financial measures presented does not indicate an expectation by the Company that similar charges will not be incurred in subsequent periods.

In addition, the Company believes that the use and presentation of EBITDA, which is defined by the Company as income (loss) before provision for income taxes plus depreciation and amortization, and interest expense, less interest income, is widely used by the investment community for evaluation purposes and provides investors, analysts and other interested parties with additional information in analyzing the Company’s operating results. Adjusted non-GAAP net income (loss) and adjusted EBITDA, which are defined as reported net income (loss) and EBITDA adjusted for non-cash items and items which are not considered by management to be indicative of the underlying results, are presented as the Company believes the information is important to provide investors, analysts and other interested parties additional information about the Company’s financial performance. Management uses EBITDA, adjusted non-GAAP net income (loss) and adjusted EBITDA to evaluate the performance of the business.

Cautionary Statement on Risks Associated with Forward Looking Statements
Information provided and statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this release and the Company assumes no obligation to update the information included in this release. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy, and the cost savings and other benefits that we expect to achieve from our facility closures and organizational changes. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “predict,” “plan,” "should," or similar expressions. These statements are not guarantees of performance or results, and they involve risks, uncertainties, and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements, including our ability to effectively manage our operational initiatives and restructuring activities, the impact of volatility of metals and plastics prices, the cyclical and seasonal aspects of our business, our ability to effectively manage inventory levels, our ability to successfully complete the remaining steps in our strategic refinancing process, and the impact of our substantial level of indebtedness, as well as including those risk factors identified in Item 1A “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which will be filed shortly. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future, to reflect the occurrence of unanticipated events or for any other reason.

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS	For the Three Months Ended		For the Year Ended
(Dollars in thousands, except per share data)
Unaudited	December 31,		December 31,
	2015	2014	2015	2014
Net sales	$164,151	$231,466	$770,758	$979,837
Costs and expenses:
Cost of materials (exclusive of depreciation and amortization)	191,530	185,220	674,615	750,408
Warehouse, processing and delivery expense	27,394	33,991	114,734	140,559
Sales, general, and administrative expense	21,864	28,185	95,479	112,465
Restructuring expense (income)	(8,645)	541	9,008	(2,960)
Depreciation and amortization expense	6,193	6,655	24,854	26,044
Impairment of intangible assets	33,742	—	33,742	—
Impairment of goodwill	—	—	—	56,160
Total costs and expenses	272,078	254,592	952,432	1,082,676
Operating loss	(107,927)	(23,126)	(181,674)	(102,839)
Interest expense, net	10,554	10,560	41,980	40,548
Other expense, net	1,774	2,896	6,306	4,323
Loss before income taxes and equity in earnings (losses) of joint venture	(120,255)	(36,582)	(229,960)	(147,710)
Income tax benefit	(1,830)	(5,121)	(21,621)	(20,631)
Loss before equity in earnings (losses) of joint venture	(118,425)	(31,461)	(208,339)	(127,079)
Equity in earnings (losses) of joint venture	(1,292)	1,777	(1,426)	7,691
Net loss	$(119,717)	$(29,684)	$(209,765)	$(119,388)
Basic loss per common share	$(5.08)	$(1.27)	$(8.91)	$(5.11)
Diluted loss per common share	$(5.08)	$(1.27)	$(8.91)	$(5.11)
EBITDA (a)	$(104,800)	$(17,590)	$(164,552)	$(73,427)

(a) Earnings (loss) before interest, taxes, and depreciation and amortization. See reconciliation to net loss below.

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Reconciliation of EBITDA and of Adjusted EBITDA to Net Loss:
	For the Three Months Ended		For the Year Ended
(Dollars in thousands)
Unaudited	December 31,		December 31,
	2015	2014	2015	2014
Net loss	$(119,717)	$(29,684)	$(209,765)	$(119,388)
Depreciation and amortization expense	6,193	6,655	24,854	26,044
Interest expense, net	10,554	10,560	41,980	40,548
Income tax expense (benefit)	(1,830)	(5,121)	(21,621)	(20,631)
Negative EBITDA	(104,800)	(17,590)	(164,552)	(73,427)
Non-GAAP adjustments (a)	91,810	619	131,770	51,944
Adjusted negative EBITDA	$(12,990)	$(16,971)	$(32,782)	$(21,483)
(a) Refer to 'Reconciliation of Adjusted Non-GAAP Net Loss to Reported Net Loss' table for additional details on these amounts. Unrealized foreign exchange losses on intercompany loans were not included in Adjusted EBITDA in the prior year period presented; had losses been included, Adjusted EBITDA would have been $(14,764) and $(17,945), respectively, for the three-months and year ended December 31, 2014.

Reconciliation of Adjusted Non-GAAP Net Loss to Reported Net Loss:
(Dollars in thousands, except per share data)	For the Three Months Ended		For the Year Ended
Unaudited
	December 31,		December 31,
	2015	2014	2015	2014
Net loss, as reported	$(119,717)	$(29,684)	$(209,765)	$(119,388)
Non-GAAP adjustments:
Restructuring activity (a)	(5,324)	541	34,664	(2,960)
Non-cash write-down of inventory(b)	61,472		61,472	—
Foreign exchange losses on intercompany loans(c)	1,242	—	5,385	—
Foreign exchange losses on intercompany loans of joint venture	966	—	966	—
Impairment of intangible assets	33,742	—	33,742	—
Impairment of goodwill	—	—	—	56,160
Impairment of goodwill of equity investment joint venture(d)	—	—	1,763	—
Unrealized (gains) losses on commodity hedges	(288)	78	(600)	(1,256)
Gain on sale of property, plant and equipment	—	—	(5,622)	—
Non-GAAP adjustments	$91,810	$619	$131,770	$51,944
Tax effect of adjustments	(16)	(244)	(42)	(3,770)
Adjusted non-GAAP net loss	$(27,923)	$(29,309)	$(78,037)	$(71,214)
Adjusted non-GAAP basic loss per share	$(1.18)	$(1.25)	$(3.31)	$(3.05)
Adjusted non-GAAP diluted loss per share	$(1.18)	$(1.25)	$(3.31)	$(3.05)
(a) Restructuring activity includes amounts recorded to restructuring expense (income). For the three months and year ended December 31, 2015, amount include $3,321 and $25,656 in inventory write-down charges, respectively, recorded to cost of materials in the Condensed Consolidated Statements of Operations.

(b) Amount relates to the non-cash write-down of inventory and purchase commitments of the Company's Houston and Edmonton locations which served the oil and gas industries. The write-down was recorded in conjunction with the Company's decision to market the inventory at this location and reduces the carrying value of the inventory to its market value. In February 2016, the Company announced the sale of all of the Houston and Edmonton inventory and the planned closure of those facilities.

(c) Unrealized foreign exchange losses on intercompany loans were not included in the prior year period presented as an adjustment to GAAP results as the amount was not significant. Had the losses been included, adjusted non-GAAP net loss, adjusted non-GAAP loss per share and adjusted non-GAAP diluted loss per share would have been $(27,102), $(1.16), and $(1.16), respectively, for the three-month period ended December 31, 2014. Adjusted non-GAAP net loss, adjusted non-GAAP loss per share and adjusted non-GAAP diluted loss per share would have been $(67,675), $(2.90), and $(2.90), respectively, for the year ended December 31, 2014.

(d) The Company's 50% joint venture has determined that its goodwill balance of $3,525 was impaired as of September 30, 2015. The Company has recorded a charge of $1,763 in equity in earnings (losses) of joint venture in the Condensed Consolidated Statements of Operations to reflect its share of the goodwill impairment.

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CONDENSED CONSOLIDATED BALANCE SHEETS	As of
(In thousands, except par value data)	December 31,	December 31,
Unaudited	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$11,100	$8,454
Accounts receivable, less allowances of $3,440 and $3,375, respectively	89,879	131,003
Inventories	235,443	359,630
Prepaid expenses and other current assets	11,523	9,458
Income tax receivable	346	2,886
Total current assets	348,291	511,431
Investment in joint venture	35,690	37,443
Goodwill	12,973	12,973
Intangible assets, net	10,250	56,555
Prepaid pension cost	8,422	7,092
Deferred income taxes	378	685
Other non-current assets	10,256	11,660
Property, plant and equipment:
Land	2,869	4,466
Buildings	42,559	52,821
Machinery and equipment	177,803	183,923
Property, plant and equipment, at cost	223,231	241,210
Accumulated depreciation	(151,838)	(168,375)
Property, plant and equipment, net	71,393	72,835
Total assets	$497,653	$710,674
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$56,272	$68,782
Accrued payroll and employee benefits	11,246	9,332
Accrued and other current liabilities	17,324	18,338
Income tax payable	33	328
Current portion of long-term debt	7,012	737
Total current liabilities	91,887	97,517
Long-term debt, less current portion	314,761	309,377
Deferred income taxes	4,169	28,729
Build-to-suit liability	13,237	—
Other non-current liabilities	7,935	3,655
Pension and postretirement benefit obligations	18,676	18,747
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value—9,988 shares authorized (including 400 Series B Junior Preferred $0.00 par value shares); no shares issued and outstanding at December 31, 2015 and December 31, 2014, respectively	—	—
Common stock, $0.01 par value—60,000 shares authorized and 23,888 shares issued and 23,794 outstanding at December 31, 2015 and 23,630 shares issued and 23,559 outstanding at December 31, 2014	238	236
Additional paid-in capital	226,844	225,953
(Accumulated deficit) retained earnings	(145,309)	64,456
Accumulated other comprehensive loss	(33,821)	(37,116)
Treasury stock, at cost—94 shares at December 31, 2015 and 71 shares at December 31, 2014	(964)	(880)
Total stockholders' equity	46,988	252,649
Total liabilities and stockholders' equity	$497,653	$710,674

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CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS	For the Year Ended
(Dollars in thousands)	December 31,
Unaudited	2015	2014
Operating activities:
Net loss	$(209,765)	$(119,388)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	24,854	26,044
Amortization of deferred loss (gain)	5	(261)
Amortization of deferred financing costs and debt discount	8,355	8,064
Impairment of intangible assets	33,742	—
Impairment of goodwill	—	56,160
Non-cash write-down of inventory	53,971	—
Gain on sale of property, plant and equipment	(21,568)	(5,603)
Unrealized gains on commodity hedges	(600)	(1,256)
Unrealized foreign currency transaction losses	5,385	3,540
Equity in losses (earnings) of joint venture	1,426	(7,691)
Dividends from joint venture	316	12,127
Pension curtailment	2,923	—
Pension settlement	3,915	—
Deferred tax (benefit) expense	(23,842)	(19,094)
Share-based compensation expense	828	1,972
Excess tax benefits from share-based payment arrangements	—	(76)
Changes in assets and liabilities:
Accounts receivable	37,063	(5,785)
Inventories	63,986	(22,976)
Prepaid expenses and other current assets	(7,884)	(60)
Other non-current assets	(520)	1,686
Prepaid pension costs	2,675	387
Accounts payable	(4,461)	2,630
Accrued payroll and employee benefits	6,938	(230)
Income tax payable and receivable	2,083	(772)
Accrued and other current liabilities	(196)	(3,493)
Pension and postretirement benefit obligations and other non-current liabilities	(1,762)	(1,002)
Net cash used in operating activities	(22,133)	(75,077)
Investing activities:
Capital expenditures	(8,250)	(12,351)
Proceeds from sale of property, plant and equipment	28,631	7,464
Net cash from (used in) investing activities	20,381	(4,887)
Financing activities:
Proceeds from long-term debt	967,035	462,404
Repayments of long-term debt	(960,962)	(403,811)
Payment of debt issue costs	—	(627)
Exercise of stock options	—	158
Excess tax benefits from share-based payment arrangements	—	76
Payments of build-to-suit liability	(500)	—
Net cash from (used in) financing activities	5,573	58,200
Effect of exchange rate changes on cash and cash equivalents	(1,175)	(611)
Net change in cash and cash equivalents	2,646	(22,375)
Cash and cash equivalents—beginning of year	8,454	30,829
Cash and cash equivalents—end of year	$11,100	$8,454

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Total Debt:	As of
(Dollars in thousands)	December 31,	December 31,
Unaudited	2015	2014
LONG-TERM DEBT
12.75% Senior Secured Notes due December 15, 2016(a)	$6,681	$210,000
7.0% Convertible Notes due December 15, 2017	57,500	57,500
12.75% Senior Secured Notes due December 15, 2018	203,319	—
Revolving Credit Facility due December 10, 2019	66,100	59,200
Other, primarily capital leases	428	1,257
Less: unamortized discount	(12,255)	(17,843)
Total debt	$321,773	$310,114
Less: current portion	(7,012)	(737)
Total long-term portion	$314,761	$309,377

(a) In February 2016, the Company completed a private exchange offer and consent solicitation (the “Exchange Offer”) to certain eligible holders to exchange new 12.75% Senior Secured Notes due 2018 ("New Secured Notes") for the Company’s outstanding 12.75% Senior Secured Notes due 2016 ("Secured Notes"). In connection with the Exchange Offer, the Company issued $203,319 aggregate principal amount of New Secured Notes leaving $6,681 aggregate principal amount of Secured Notes outstanding. However, at a minimum, the Company maintains a contractual right to exchange approximately $3 million of the remaining Secured Notes with New Secured Notes prior to their maturity date.

Reconciliation of Total Debt to Net Debt and Net Debt-to-Capital:	As of
(Dollars in thousands)	December 31,	December 31,
Unaudited	2015	2014
Total debt	$321,773	$310,114
Less: Cash and cash equivalents	(11,100)	(8,454)
NET DEBT	$310,673	$301,660

Stockholders' equity	$46,988	$252,649
Total debt	321,773	310,114
CAPITAL	$368,761	$562,763

NET DEBT-TO-CAPITAL	84.2%	53.6%

EX-9-